Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-XXXXX) and related Prospectus of Intrusion Inc. for the registration of 750,000 shares of its common stock and to the incorporation by reference therein of our report dated February 4, 2005, except for Note 10, to which the date is March 28, 2005, with respect to the consolidated financial statements of Intrusion Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ KBA Group LLP

KBA GROUP LLP

Dallas, Texas

June 15, 2005